Exhibit 10.11b

Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

February 20, 2008

Mr. Jeffrey A. Joerres:

Manpower Inc. (the “Corporation”) desires to retain experienced, well-qualified executives, like you, to assure the continued growth and success of the Corporation and its direct and indirect subsidiaries (collectively, the “Manpower Group”). Accordingly, as an inducement for you to continue your employment in order to assure the continued availability of your services to the Manpower Group, we have agreed as follows:

1.	Definitions. For purposes of this letter:

(a)	Cause. Termination by the Manpower Group of your employment with the Manpower Group for “Cause” will mean termination upon (i) your repeated failure to perform your duties with the Manpower Group in a competent, diligent and satisfactory manner as determined by the Executive Compensation Committee of the Board of Directors, (ii) failure or refusal to follow the reasonable instructions or direction of the Board of Directors, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Board of Directors for five (5) business days after receiving notice thereof from the Executive Compensation Committee, or repeated failure or refusal to follow the reasonable instructions or directions of the Board of Directors, (iii) any act by you of fraud, material dishonesty or material disloyalty involving the Manpower Group, (iv) any violation by you of a Manpower Group policy of material import, (v) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of the Manpower Group, (vi) your chronic absence from work other than by reason of a serious health condition, (vii) your commission of a crime the circumstances of which substantially relate to your employment duties with the Manpower Group, or (viii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Manpower Group. For purposes of this Subsection 1(a), no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

(b)	Change of Control. A “Change of Control” shall mean the first to occur of any of the following:

(i)	the acquisition (other than from the Corporation), by any Person (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 50% or more of the then outstanding shares of common stock of the Corporation or voting securities representing 50% or more of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Corporation (A) by the Corporation, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(ii)	the consummation of any merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(iii)	the consummation of any liquidation or dissolution of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation; or

(iv)	individuals who, as of the date of this letter, constitute the Board of Directors of the Corporation (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter whose election, or nomination for election by the shareholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11; or

(v)	whether or not conditioned on shareholder approval, the issuance by the Corporation of common stock of the Corporation representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Corporation, or, if there is no such successor, whereby the Corporation is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this letter, shall thereafter be referred to as the Corporation.

(c)	Good Reason. “Good Reason” will mean, without your consent, the occurrence of any one or more of the following during the Term:

(i)	a material dimunition in your authority, duties or responsibilities;

(ii)	any material breach of this agreement by the Corporation or of any material obligation of any member of the Manpower Group for the payment or provision of compensation or other benefits to you;

(iii)	a material dimunition in your base salary or a failure by the Manpower Group to provide an arrangement for you for any fiscal year of the Manpower Group giving you the opportunity to earn an incentive bonus for such year;

(iv)	your being required by the Corporation to materially change the location of your principal office; provided such new location is one in excess of fifty miles from the location of your principal office before such change; or

(v)	a material dimunition in your annual target bonus opportunity for a given fiscal year within two years after the occurrence of a Change of Control, as compared to the annual target bonus opportunity for the fiscal year immediately preceding the fiscal year in which a Change of Control occurred.

Notwithstanding Subsections 1(c)(i) – (v) above, Good Reason does not exist unless (i) you object to any material dimunition or breach described above by written notice to the Corporation within twenty (20) business days after such dimunition or breach occurs, (ii) the Corporation fails to cure such dimunition or breach within thirty (30) days after such notice is given and (iii) your employment with the Manpower Group is terminated by you within ninety (90) days after such dimunition or breach occurs.

(c)	Notice of Termination. Any termination of your employment by the Corporation, or termination by you for Good Reason during the Term will be communicated by Notice of Termination to the other party hereto. A “Notice of Termination” will mean a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this letter applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(d)	Date of Termination. “Date of Termination” will mean the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Manpower Group.

(e)	Term. The “Term” will be a period beginning on the date of this letter indicated above and ending on the first to occur of the following: (a) the date two years after the occurrence of a Change of Control; (b) February 20, 2011, if no Change of Control occurs between the date of this letter indicated above and February 20, 2011; and (c) the Date of Termination.

(f)	Benefit Plans. “Benefit Plans” means all benefits of employment generally made available to the executives of the Corporation from time to time.

(g)	Compensation Agreement. The “Compensation Agreement” means the letter of even date from the Corporation to you, as accepted by you, regarding your compensation and benefits.

(h)	Protected Period. The “Protected Period” shall be a period of time determined in accordance with the following:

(i)	if a Change of Control is triggered by an acquisition of shares of common stock of the Corporation pursuant to a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control;

(ii)	if a Change of Control is triggered by merger or consolidation of the Corporation with any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger or consolidation and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control; and

(iii)	in the case of any Change of Control not described in clauses (i) or (ii), above, the Protected Period shall commence on the date that is six months prior to the Change of Control and shall continue through and including the date of the Change of Control.

2.	Compensation and Benefits on Termination.

(a)	Termination by the Corporation for Cause or by You Other Than for Good Reason. If your employment with the Manpower Group is terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination and (iii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Manpower Group will have no further obligations to you.

(b)

Termination of Reason of Disability or Death. If your employment with the Manpower Group terminates during the Term by reason of your disability or death, the Corporation will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) your unpaid bonus, if any, attributable to any complete fiscal year ended before the Date of Termination; (iii) a bonus for the fiscal year during which the Date of Termination occurs equal to your target annual bonus for the fiscal year in which the Date of Termination occurs, but prorated for the actual number of days you were employed during such fiscal year, payable within sixty days after the Date of Termination, and (iv) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. For purposes of this letter, “disability” means that you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation or the Manpower Group. The Manpower Group will have no further obligations to you.

(c)	Termination for Any Other Reason.

(i)	If, during the Term and either during a Protected Period or within two years after the occurrence of a Change of Control, your employment with the Manpower Group is terminated for any reason not specified in Subsections 2(a) or (b), above, you will be entitled to the following:”

(A)	the Corporation will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(B)	the Corporation will pay you your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

(C)	the Corporation will pay you, a bonus for the fiscal year during which the Date of Termination occurs equal in amount to your target annual bonus for the fiscal year in which the Change of Control occurs;

(D)	the Corporation will pay as a severance benefit to you a lump-sum payment equal to three times the sum of (i) your annual base salary at the highest rate in effect during the Term and (ii) your target annual bonus for the fiscal year in which the Change of Control occurs; and

(E)

for up to an eighteen-month period after the Date of Termination, the Corporation will arrange to provide you and your eligible dependents, at the Corporation’s expense, with Health Insurance Continuation (defined below) or other substantially similar coverage, in which you were participating on the Date of Termination; provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(i)(E) will be reduced to the extent other comparable benefits are actually received by you during the eighteen-month period following your termination, and any such benefits actually received by you or your dependents will be reported to the Corporation; and

provided, further that any insurance continuation coverage that you may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or similar foreign or state laws will commence on the Date of Termination.

For purposes of this Subsection 2(c)(i)(E), “Health Insurance Continuation” means that, if, and to the extent, you or any of your eligible dependents, following the Date of Termination, elect to continue coverage under the Corporation’s group medical and dental insurance plans, in accordance with the requirements of COBRA or similar foreign or state laws, the Manpower Group will pay the total cost of such COBRA coverage for the first eighteen months for which you and/or your eligible dependents are eligible for such coverage; provided, however, that if you, your spouse or any other eligible dependant commences new employment during such eighteen-month period and becomes eligible for health insurance benefits from such new employer, the Corporation’s obligation to provide such Corporation-subsidized COBRA coverage to you or such eligible dependant shall terminate as of the date you or such dependant becomes eligible to receive such health insurance benefits from such new employer. Immediately following this period of Corporation-subsidized COBRA coverage, you and/or your eligible dependents, as applicable, will be solely responsible for payment of the entire cost of COBRA coverage if such coverage remains available and you and/or your eligible dependents choose to continue such coverage. Within five calendar days of you or any of your eligible dependents becoming eligible to receive health insurance benefits from a new employer, you agree to inform the Corporation of such fact in writing. If the Manpower Group determines that the Corporation-subsidized COBRA payments provided by this Subsection 2(c)(i)(E) are taxable, the payments will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the payments plus the gross-up amount, will equal the cost of such COBRA coverage

(ii)	If your employment with the Manpower Group is terminated during the Term for any reason not specified in Subsections 2(a) or (b), above, and Subsection 2(c)(i), above, does not apply to the termination, you will be entitled to the following:

(A)	the Corporation will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(B)	the Corporation will pay you your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

(C)	the Corporation will pay you, a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the bonus you would have received for the full fiscal year had your employment not terminated, determined by the actual financial results of the Corporation at year-end towards any non-discretionary financial goals and by basing any discretionary component at the target level of such component; provided, however, that such bonus will be prorated for the actual number of days you were employed during the fiscal year during which the Date of Termination occurs

(D)	the Corporation will pay as a severance benefit to you a lump-sum payment equal to the amount of your annual base salary at the highest rate in effect during the Term plus your target annual bonus for the fiscal year in which the Date of Termination occurs, provided, however, that such payment will not exceed two and one-half times the amount of your base salary as then in effect; and

(E)	for up to a twelve—month period after the Date of Termination, the Corporation will arrange to provide you and your eligible dependents with Health Insurance Continuation (defined below); provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(ii)(E) will be reduced to the extent other comparable benefits are actually received by you during the twelve-month period following your termination, and any such benefits actually received by you or your dependents will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under COBRA or similar foreign or state laws will commence on the Date of Termination.

For purposes of this Subsection 2(c)(ii)(E), “Health Insurance Continuation” means that, if, and to the extent, you or any of your eligible dependents, following the Date of Termination, elect to continue coverage under the Corporation’s group medical and dental insurance plans, in accordance with the requirements of COBRA or similar foreign or state laws, the Manpower Group will pay the normal monthly employer’s cost of coverage under the Corporation’s group medical and dental insurance plans toward such COBRA coverage for the first twelve months for which you and/or your eligible dependents are eligible for such coverage; provided, however, that if you, your spouse or any other eligible dependant commences new employment during such twelve-month period and becomes eligible for health insurance benefits from such new employer, the Corporation’s obligation to provide such Corporation-subsidized COBRA coverage to you or such eligible dependant shall terminate as of the date you or such dependant becomes eligible to receive such health insurance benefits from such new employer. During this period of Corporation-subsidized COBRA coverage, you will be responsible for paying the balance of any costs not paid for by the Manpower Group under this Subsection 2(c)(ii)(E) which are associated with your participation in the Corporation’s medical and dental insurance plans and your failure to pay such costs may result in the termination of your participation in such plans. The Corporation may deduct from any amounts payable to you under this Subsection 2(c)(ii) any amounts that you are responsible to pay for Health Insurance Continuation under this Subsection 2(c)(ii)(E). Immediately following this period of Corporation-subsidized COBRA coverage, you and/or your eligible dependents, as applicable, will be solely responsible for payment of the entire cost of COBRA coverage if such coverage remains available and you and/or your eligible dependents choose to continue such coverage. Within five calendar days of you or any of your eligible dependents becoming eligible to receive health insurance benefits from a new employer, you agree to inform the Corporation of such fact in writing. If the Manpower Group determines that the Corporation-subsidized COBRA payments provided by this Subsection 2(c)(ii)(E) are taxable, the payments will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the payments plus the gross-up amount, will equal the cost of such COBRA coverage.

The amounts paid to you pursuant to Subsections 2(c)(i)(D) or 2(c)(ii)(D) will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plan of the Manpower Group.

(d)	Golden Parachute Tax.

(i)

Notwithstanding anything contained in this letter to the contrary, in the event that any payment or distribution to or for your benefit pursuant to the terms of this letter (the “Severance Payments”), after taking into any other “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) payable to you by the Corporation under any other plan, agreement or otherwise as well (the “Other Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax on the Severance Payments and the Other Payments, together with any interest and penalties, are collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Severance Payments and the Other Payments.

(ii)	A determination shall be made as to whether and when a Gross-Up Payment is required pursuant to this Subsection 2(d) and the amount of such Gross-Up Payment, such determination to be made within fifteen business days of the Date of Termination, or such other time as requested by the Corporation or by you (provided you reasonably believe that any of the Severance Payments may be subject to the Excise Tax). Such determination shall be made by a national independent accounting firm selected by you (the “Accounting Firm”). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Corporation and the Corporation shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to you, both to the Corporation and you. The Gross-Up Payment, if any, as determined pursuant to this Subsection 2(d)(ii) shall be paid by the Corporation to you within five business days of the receipt of the Accounting Firm’s determination. Any such initial determination by the Accounting Firm of whether or when a Gross-Up Payment is required and, if such a payment is required, the amount thereof shall be binding upon the Corporation and you subject to the application of Subsection 2(d)(iii).

(iii)

As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Overpayment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to you from any governmental taxing authority that your tax liability (whether in respect of your then current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on the Severance Payments or Other Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon the Severance Payments or the Other Payments with respect to which you had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when you have received from the applicable governmental taxing authority a refund of taxes or other reduction in your tax liability by reason of the Overpayment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds you and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the expiration of the statute of limitations with your applicable tax return. If an Underpayment occurs, you shall promptly notify the Corporation and the Corporation shall pay to you at least five business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Corporation to you and you shall, within ten business days of the occurrence of such Overpayment, pay to the Corporation the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to you.

(iv)	Notwithstanding anything contained in this letter to the contrary, in the event it is determined that an Excise Tax will be imposed on any of the Severance Payments or Other Payments, the Corporation shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Severance Payments or Other Payments.

(e)

Payment. The payments provided for in Subsection 2(c)(i)(A) or 2(c)(ii)(A), above, will be made no later than required by applicable law. The bonus payment provided for in Subsection 2(c)(i)(B) or 2(c)(ii)(B) will be made pursuant to the terms of the applicable bonus plan. The bonus payment provided for in Subsection 2(c)(i)(C) will be paid no later than thirty (30) days after the Date of Termination. The bonus payment provided for in Subsection 2(c)(ii)(C) will between January 1 and March 15 of the calendar year following the Date of Termination. The severance benefit provided for in Subsection 2(c)(i)(D) or 2(c)(ii)(D) will be paid in one lump sum no later than thirty (30) days after the

Date of Termination. While the parties acknowledge that the payments in the previous two sentences are intended to be “short-term deferrals” and therefore are exempt from the application of Section 409A of the Code, to the extent (i) further guidance or interpretation is issued by the IRS after the date that of this letter agreements which would indicate that the payments do not qualify as “short-term deferrals,” and (ii) you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code upon the Date of Termination, such payments shall be delayed and instead shall be paid in one lump sum on the date that is six months after the Date of Termination. If any of such payment is not made when due (hereinafter a “Delinquent Payment”), in addition to such principal sum, the Corporation will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate, compounded monthly. Such prime rate shall be the prime rate (currently the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks) in effect from time to time as reported in The Wall Street Journal, Midwest edition (or, if not so reported, as reported in such other similar source(s) as the Corporation shall select).

(f)	Release of Claims. Notwithstanding the foregoing, you shall have no right to receive any payment or benefit described in Subsections 2(c)(i)(C)-(E) or 2(c)(ii)(C)-(E), above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Corporation, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Manpower Group and its past and current directors, officers, stockholders, members, partners, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your employment with the Manpower Group, including without limitation claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, but excluding any claims covered under any applicable workers’ compensation act.

(g)	Forfeiture. Notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 2 beyond those described in Subsection 2(a), above, is conditioned upon your performance of the obligations stated in Section 3, below, and in Section 6 of the Compensation Agreement, and upon your breach of any such obligations, you will immediately return to the Corporation the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

3.	Noncompetition Agreement.

(a)	Noncompetition. During the term of your employment with the Manpower Group, you will not assist any competitor of any company in the Manpower

Group in any capacity. During the one-year period which immediately follows the termination, for whatever reason, of your employment with the Manpower Group:

(i)	You will not, directly or indirectly, contact any customer or prospective customer of the Corporation with whom you have had contact on behalf of the Corporation during the two-year period preceding the Date of Termination or any customer or prospective customer about whom you obtained confidential information in connection with your employment by the Corporation during such two-year period so as to cause or attempt to cause such customer or prospective customer of the Corporation not to do business or to reduce such customer’s business with the Corporation or divert any business from the Corporation.

(ii)	You will not, directly or indirectly, provide services or assistance of a nature similar to the services you provided to the Manpower Group during the two-year period immediately preceding the Date of Termination to any entity engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Manpower Group conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of $500,000,000 or (ii) engaged in the business of providing permanent placement, professional staffing, outplacement or human resources consulting services anywhere in the United States or any other country in which the Manpower Group conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of US $250,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one-year period would permit you to use unfairly your close identification with the Manpower Group and the customer contacts you developed while employed by the Manpower Group and would involve the use or disclosure of confidential information pertaining to the Manpower Group.

(b)	Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Subsection 3(a), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to the remedies set forth in Subsection 2(g), above (which the parties agree would not be an adequate remedy), and any other remedies and damages, to, including, but not limited to provisional or interim measures, including temporary and permanent injunctive relief, without the necessity of posting a bond or other security, from a court of competent jurisdiction restraining the violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you.

(c)	Equitable Extension. The duration of any restriction in Section 3(a) above will be extended by any period during which such restriction is violated by you.

(d)	Nonapplication. Notwithstanding the above, this Section 3 will not apply if your employment with the Corporation is terminated by you for Good Reason or by the Corporation without Cause either during a Protected Period or within two years after the occurrence of a Change of Control.

4.	Unemployment Compensation. The severance benefits provided for in Subsection 2(c)(i)(D) will be assigned for unemployment compensation benefit purposes to the three-year period following the Date of Termination, and the severance benefits provided for in Subsection 2(c)(ii)(D) will be assigned for unemployment compensation purposes to the one-year period following the Date of Termination, and you will be ineligible to receive, and you agree not to apply for, unemployment compensation during such periods.

5.	Nondisparagement. Upon your termination, for whatever reason, of employment with the Corporation, the Corporation agrees that its directors and officers, during their employment by or service to the Manpower Group, will refrain from making any statements that disparage or otherwise impair your reputation or commercial interests. Upon your termination, for whatever reason, of employment with the Manpower Group, you agree to refrain from making any statements that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Manpower Group, or its officers, directors, or employees. However, the foregoing will not preclude the Corporation from providing truthful information about you concerning your employment or termination of employment with the Manpower Group in response to an inquiry from a prospective employer in connection with your possible employment, and will not preclude either party from providing truthful testimony pursuant to subpoena or other legal process or in the course of any proceeding that may be commenced for purposes of enforcing this letter agreement.

6.	Successors; Binding Agreement. This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

7.	Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or two days after mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

8.	No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, with or without cause, subject to the obligations of the Corporation and the Manpower Group as set forth herein.

9.	Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

10.	Withholding. The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

11.	Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without regard to its conflict of law provisions.

12.	Reduction of Amounts Due Under Law. You agree that any severance payment (i.e, any payment other than a payment for salary through your Date of Termination or for a bonus earned in the prior fiscal year but not yet paid) to you pursuant to this agreement will be counted towards any severance type payments otherwise due you under law. By way of illustration, English law requires notice period of one (1) week for every year of service up to a maximum of twelve (12) weeks of notice. In the event you are terminated without notice and you would otherwise be entitled to a severance payment hereunder, such severance payment will be considered to be payment in lieu of such notice.

13.	Previous Agreement. This letter, upon acceptance by you, expressly supersedes that certain letter agreement between you and the Corporation dated February 16, 2005, as amended, which primarily concerns rights and obligations upon your termination of employment, and such agreement shall, as of the date of your acceptance, have no further force or effect.

14.	Dispute Resolution. Subsection 3(b) to the contrary notwithstanding, the parties shall, to the extent feasible, attempt in good faith to resolve promptly by negotiation any dispute arising out of or relating to your employment by the Manpower Group pursuant to this letter agreement. In the event any such dispute has not been resolved within 30 days after a party’s request for negotiation, either party may initiate arbitration as hereinafter provided. For purposes of this Section 14, the party initiating arbitration shall be denominated the “Claimant” and the other party shall be denominated the “Respondent.”

(a)

If your principal place of employment with the Manpower Group is outside the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution International Rules for Non-Administered

Arbitration (the “CPR International Rules”) as then in effect. If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in CPR International Rule 6. The seat of the arbitration shall be the Borough of Manhattan in the City, County and State of New York, United States of America. The arbitration shall be conducted in the English language. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference provided for in International Rule 9.3 has been held, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America, to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures including, but not limited to, temporary or permanent injunctive relief.

(b)	If your principal place of employment with the Manpower Group is within the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (the “CPR Rules”) as then in effect. If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in Rule 6 of the CPR Rules. The seat of the arbitration shall be Milwaukee, Wisconsin, United States of America. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference has been held as provided in Rule 9.3 of the CPR Rules, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures, including, but not limited to, temporary or permanent injunctive relief.

15.	Severability. The obligations imposed by Paragraph 3(a) above, of this agreement are severable and should be construed independently of each other. The invalidity of one such provision shall not affect the validity of any other such provision.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER INC.

By:	/s/ Michael J. Van Handel
Michael J. Van Handel, Executive Vice President and Chief Financial Officer

Agreed as of the 20th day of February, 2008.

/s/ Jeffrey A. Joerres
Jeffrey A. Joerres

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